BCB Bancorp, Inc. Announces Annual Earnings
Company Release - 2/11/2015

BAYONNE, N.J.--(BUSINESS WIRE)-- BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News), the holding company for BCB Community Bank (the “Bank”), announced net income of $7.6 million for the year ended December 31, 2014 as compared with net income of $9.4 million for the year ended December 31, 2013. Basic and diluted earnings per share were $0.81 for the year ended December 31, 2014 compared with $1.06 for the year ended December 31, 2013. The weighted average number of common shares outstanding for the year ended December 31, 2014 for basic and diluted earnings per share calculations was approximately 8,366,000 and 8,401,000, respectively. The weighted average number of common shares outstanding for the year ended December 31, 2013 for basic and diluted earnings per share calculations was approximately 8,397,000 and 8,402,000, respectively.

Total assets increased by $93.9 million, or 7.8 percent, to $1.302 billion at December 31, 2014 from $1.208 billion at December 31, 2013. Total cash and cash equivalents decreased by $2.3 million, or 7.6 percent, to $32.1 million at December 31, 2014 from $29.8 million at December 31, 2013. There were no investment securities classified as held-to-maturity at December 31, 2014 compared with $114.2 million at December 31, 2013. Loans receivable, net increased by $187.5 million, or 18.4 percent, to $1.208 billion at December 31, 2014 from $1.020 at December 31, 2013. Deposits increased by $59.9 million, or 6.2 percent, to $1.029 billion at December 31, 2014 from $968.7 million at December 31, 2013. Short-term borrowings increased by $8.0 million, or 44.4 percent, to $26.0 million at December 31, 2014 compared with $18.0 million at December 31, 2013. Long-term borrowings increased by $23.0 million, or 20.9 percent, to $133.0 million at December 31, 2014 compared with $110.0 million at December 31, 2013. Stockholders’ equity increased by $2.2 million, or 2.2 percent, to $102.3 million at December 31, 2014 from $100.1 million at December 31, 2013.

As the Bank previously disclosed, the decrease in net income during 2014 was attributable in large part to ongoing positive steps taken by senior management to improve the quality of the Bank's assets and better position the Bank for future growth, according to Thomas Coughlin, Chief Executive Officer. These positive steps included the sale of impaired loans and investment in growth that positions the bank for stronger future performance and enhanced shareholder value. This latter investment includes an increase in staffing and related employment, occupancy and equipment expenses related to retention of additional experienced business development and loan administration personnel, as well as branch openings.

Mr. Coughlin added, “In 2014 we executed a strategy of improving the quality of our assets, including a $14.4 million bulk-sale of impaired loans, which resulted in a loss of $4.0 million. Completion of this bulk sale of impaired loans significantly improved our total asset quality and further strengthened our balance sheet. In addition, we sold investment securities under favorable market conditions, yielding gains of $3.5 million and generating $100.5 million in cash used to fund new loans and to repay approximately $46 million of short-term borrowings."

Some of the key accomplishments and metrics for BCB Bancorp, Inc. for 2014 include:
•	Net loans increased 18.4 percent from Dec. 31, 2013 to $1.2 billion.
•	Non-accrual loans decreased 19.3 percent from Dec. 31, 2013 to 1.60 percent of total loans at Dec. 31, 2014.
•	Net interest income increased 6.6 percent for the year ended Dec. 31, 2014 to $49.9 million, compared with the year ended Dec. 31, 2013.
•	Net interest margin was 4.11 percent for the year ended Dec. 31, 2014, compared with 4.06 percent for the year ended Dec. 31, 2013.
•	Two branch openings in 2014: In Colonia in the third quarter of 2014 and in Fairfield in the fourth quarter of 2014, with several more anticipated to be added over the next 12 months.
•	Significant expansion of business development staffing levels as the bank looks to enhance its local market penetration through organic growth.

The BCB Bancorp, Inc., board of directors also unanimously declared a quarterly cash dividend of $0.14 per common share payable on February 16, 2015, with a record date of February 3, 2015.

"Once again the declaration and payment of our quarterly cash dividend to our shareholders is reflective of the strength and ongoing success of the business strategies our Board of Directors and management team have developed and are implementing," Coughlin said. "We remain confident that the positive steps we have taken in 2014 have positioned the bank for greater success and enhanced shareholder going forward."

Net interest income increased by $3.1 million, or 6.6 percent, to $49.9 million for the year ended December 31, 2014 from $46.8 million for the year ended December 31, 2013. The increase in net interest income resulted primarily from an increase in the average balance of interest earning assets of $61.6 million, or 5.3 percent, to $1.215 billion for the year ended December 31, 2014 from $1.153 billion for the year ended December 31, 2013, partly offset by a slight decrease in the average yield on interest earning assets of one basis point to 4.96 percent for the year ended December 31, 2014 from 4.97 percent for the year ended December 31, 2013. The yield on assets was maintained, despite a decrease of 28 basis points on loans, as a result of an improved asset mix, which saw increased loan balances and decreased balances of investment securities and interest-earning cash. The average balance of interest-bearing liabilities increased by $39.8 million, or 4.0 percent, to $1.014 billion for the year ended December 31, 2014 from $974.7 million for the year ended December 31, 2013, while the average cost of interest-bearing liabilities decreased by seven basis points to 1.02 percent for the year ended December 31, 2014 from 1.09 percent for the year ended December 31, 2013. The net effect of these factors was an increase in net interest margin of five basis points to 4.11 percent for the year ended December 31, 2014 from 4.06 percent for the year ended December 31, 2013.

Total non-interest income was $4.0 million for the year ended December 31, 2014 compared with $3.4 million for the year ended December 31, 2013. Total non-interest income during 2014 included gains on sales of investment securities of $3.5 million, compared with $400,000 in 2013, an increase of $366,000 in fees and service charges, or 20.1 percent, an increase in gains on the sale of loans of $650,000, or 42.5 percent, partly offset by an increase of $3.5 million in loss on the bulk sale of impaired loans, which totaled $4.0 million for the year ended December 31, 2014 compared with $474,000 for the year ended December 31, 2013.

Total non-interest expense increased by $7.0 million, or 22.2 percent, to $38.4 million for the year ended December 31, 2014 from $31.4 million for the year ended December 31, 2013. Expense increases were incurred due to increases in salaries and benefits, occupancy expense, equipment, advertising, REO expense and other non-interest expense due, in part, to our growth strategy.

BCB Community Bank presently operates 15 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange, and Woodbridge, New Jersey, and Staten Island, New York.

Questions regarding the content of this release should be directed to Thomas Coughlin, President and Chief Executive Officer, or Thomas Keating, Chief Financial Officer at (201) 823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., (the “Company”) and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP, INC., AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	December 31,
	2014	2013

ASSETS
Cash and amounts due from depository institutions	$11,202	$10,847
Interest-earning deposits	20,921	18,997
Total cash and cash equivalents	32,123	29,844

Interest-earning time deposits	993	990
Securities available for sale	9,768	1,104
Securities held to maturity, fair value $0 and $115,158, respectively	--	114,216
Loans held for sale	3,325	1,663
Loans receivable, net of allowance for loan losses of $16,151 and
$14,342, respectively	1,207,850	1,020,344
Federal Home Loan Bank of New York stock, at cost	8,830	7,840
Premises and equipment, net	14,296	13,853
Accrued interest receivable	4,454	4,157
Other real estate owned	3,485	2,227
Deferred income taxes	9,703	9,942
Other assets	7,073	1,779
Total Assets	$1,301,900	$1,207,959

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$127,308	$107,613
Interest bearing deposits	901,248	861,057
Total deposits	1,028,556	968,670
Short-term Debt	26,000	18,000
Long-term Debt	133,000	110,000
Subordinated Debentures	4,124	4,124
Other Liabilities	7,968	7,105
Total Liabilities	1,199,648	1,107,899

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,343 shares of series A and B 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	--	--
Additional paid-in capital preferred stock	13,326	12,556
Common stock; $0.064 par value; 20,000,000 shares authorized, issued 10,924,054 and 10,861,129 at December 31, 2014 and 2013, respectively,
8,393,791 shares and 8,331,750 shares, respectively outstanding	699	694
Additional paid-in capital common stock	92,686	92,064
Retained earnings	25,983	23,710
Accumulated other comprehensive (loss) income	(1,337)	129
Treasury stock, at cost, 2,530,263 and 2,529,379 shares, respectively	(29,105)	(29,093)
Total Stockholders' Equity	102,252	100,060

Total Liabilities and Stockholders' Equity	$1,301,900	$1,207,959

BCB BANCORP, INC., AND SUBSIDIARIES Consolidated Statements of Income (Loss) (In Thousands, Except Share and Per Share Data, Unaudited)
	Years Ended December 31,
	2014	2013	2012

Interest income:
Loans, including fees	$57,858	$53,521	$47,756
Investments, taxable	2,254	3,737	5,730
Investments, non-taxable	28	49	49
Other interest-earning assets	55	52	112
Total interest income	60,195	57,359	53,647

Interest expense:
Deposits:
Demand	507	444	564
Savings and club	406	363	477
Certificates of deposit	4,287	4,795	5,849
	5,200	5,602	6,890
Borrowings	5,107	4,978	5,057
Total interest expense	10,307	10,580	11,947

Net interest income	49,888	46,779	41,700
Provision for loan losses	2,800	2,750	4,900

Net interest income, after provision for loan losses	47,088	44,029	36,800

Non-interest income (loss):
Fees and service charges	2,188	1,822	1,595
Gain on sales of loans	2,179	1,529	1,220
Gain on sale of loans acquired	--	--	286
Loss on bulk sale of impaired loans held in portfolio	(4,012)	(474)	(10,804)
Gain on sale of securities held to maturity	2,288	378	349
Gain on sale of securities available for sale	1,223	--	--
Other	92	120	129
Total non-interest income (loss)	3,958	3,375	(7,225)

Non-interest expense:
Salaries and employee benefits	20,145	15,691	15,017
Occupancy expense of premises	4,143	3,516	3,558
Equipment	5,627	5,207	4,907
Professional fees	2,121	2,250	2,490
Director fees	727	672	728
Regulatory assessments	1,142	1,096	1,172
Advertising	1,033	583	484
Other real estate owned, net	80	46	1,936
Other	3,391	2,376	3,597
Total non-interest expense	38,409	31,437	33,889

Income (loss) before income tax provision	12,637	15,967	(4,314)
Income tax provision (benefit)	5,047	6,551	(2,252)

Net Income (loss)	$7,590	$9,416	$(2,062)
Preferred stock dividends	800	559	--
Net Income (loss) available to common stockholders	$6,790	$8,857	$(2,062)

Net Income (loss) per common share-basic and diluted
Basic	$0.81	$1.06	$(0.23)
Diluted	$0.81	$1.06	$(0.23)

Weighted average number of common shares outstanding
Basic	8,366	8,397	8,943
Diluted	8,401	8,402	8,943

Contact

Thomas Keating, Chief Financial Officer – 201.823.0700

or

Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Source: BCB Bancorp, Inc.